EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

HIGHEST ANNIVERSARY VALUE

GUARANTEED MINIMUM DEATH BENEFIT RIDER

(“HAV GMDB”)

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our”, and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner, and “Rider” means this Rider.

This Rider cannot be voluntarily terminated once it is elected.

For Contracts with Non-Natural Owners, the terms “Owner” and “Joint Owner” referenced below in Sections I, II, and IV are replaced with “Annuitant” and “Joint Annuitant”, respectively.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date, as shown in your Data Pages.

Annual Rider Charge: [0.20%]. See additional details in the Rider Charge section below.

Limits on Contributions: Described in your Data Pages.

I.  THIS RIDER’S HAV GMDB

The HAV GMDB is derived from a Highest Anniversary Value Benefit Base (“HAV Benefit Base”) as described below. The HAV Benefit Base is used solely to calculate the HAV GMDB described in this Rider and its charge, and does not provide a Cash Value or any minimum Annuity Account Value (“AAV”). This Rider describes the operation of your HAV Benefit Base, the effect of withdrawals on your HAV Benefit Base, the cost of this Rider, and how this Rider may terminate.

Your HAV GMDB Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination of this Rider (Section VI) provision.

The terms and conditions to continue this Contract and Rider upon the death of the Owner, are described in the Endorsement Applicable to [Non-Qualified/Traditional IRA/Roth IRA/SEP-IRA] Contracts, as applicable, and in the Endorsement Applicable to Contract Continuation and Its Effect on a Death Benefit Rider.

Your HAV GMDB amount payable under this Rider is determined by comparing the AAV on the Benefit Transaction Date to the HAV Benefit Base on the date of death of the individual, determined and described below in this Rider. The higher amount is payable as the HAV GMDB.

II.  OPERATION OF YOUR HAV GMDB RIDER

Your HAV Benefit Base is used to determine your HAV GMDB described below. Your HAV Benefit Base is also used to determine the cost of this Rider as described in Section V below.

Your initial HAV Benefit Base is equal to your initial Contribution. Thereafter, the HAV Benefit Base will increase by the dollar amount of any subsequent Contributions you make. The HAV Benefit Base is also adjusted for any withdrawals as described under “Effect of Withdrawals on Your HAV Benefit Base” below.

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For single Owner Contracts, on each Contract Date Anniversary, on and including the Contract Maturity Date based on the age of the Owner (see Data Pages for additional details), if your AAV is greater than your current HAV Benefit Base, your HAV Benefit Base will increase to equal your AAV. For Joint Owner Contracts, the HAV Benefit Base will ratchet on and including the Contract Maturity Date, based on the age of the older Joint Owner.

III.  EFFECT OF WITHDRAWALS ON YOUR HAV BENEFIT BASE

Your HAV Benefit Base will be reduced by withdrawals, including any applicable Withdrawal Charges. During each Contract Year, your HAV Benefit Base will be reduced on a pro rata basis by any withdrawals, including withdrawals we make to you under our Automatic RMD Withdrawal Service.

A pro rata reduction of your HAV Benefit Base is determined as follows:

(1) The numerator is the amount of the withdrawal, including any applicable Withdrawal Charges. The denominator is your AAV immediately preceding the withdrawal.

(2) Multiply the fraction calculated above in (1) by the amount of your HAV Benefit Base immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will reduce your HAV Benefit Base by this amount, as of the Transaction Date of each withdrawal.

IV.  PAYMENT OF THE HAV GMDB

Your HAV GMDB amount payable under this Rider is determined by comparing the AAV on the Benefit Transaction Date to your HAV Benefit Base on the date of death (adjusted dollar for dollar for any post-death withdrawals and Contributions) of the Owner for a single Owner Contract, or in the case of a Contract with Joint Owners, on the date of death of the second to die of the Joint Owners. The higher amount is payable as the HAV GMDB under this Rider.

For a Joint Owner Contract where the Owner and Joint Owner are no longer married at the time of the first death, the Payment Upon Death Rules and Rules Applicable Upon Divorce described in the applicable Endorsement will apply.

V.  THE RIDER CHARGE

The “Rider Charge” is [0.20%] of the HAV Benefit Base on your Contract Date Anniversary.

We will determine and deduct the above Rider Charge annually from your AAV on each Contract Date Anniversary for which the Rider is in effect. Upon the termination of this Rider, including on each Beneficiary’s applicable Benefit Transaction Date, a pro rata Rider Charge will be deducted from your Contract for the portion of any Contract Year in which this Rider is in effect, prior to being terminated, pursuant to Section VI of this Rider.

This Rider Charge is deducted on your Contract Date Anniversary from your AAV in the following order: Guaranteed Interest Option, Segment Type Holding Account(s) on a pro rata basis, Special Dollar Cap Averaging, General Dollar Cap Averaging, and Segment(s) on a pro rata basis. Alternatively, you may provide specific instructions on how the Rider Charge is to be deducted.

VI.  TERMINATION OF THIS RIDER

This Rider cannot be voluntarily terminated once it is elected.

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Unless otherwise provided below, this Rider will automatically terminate if:

(i)	the Owner (or Annuitant, in the case of a Non-Natural Owner) is changed; or
(ii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is added and the new Joint Owner (or Joint Annuitant) is not your spouse; or
(iii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is added and the new Joint Owner (or Joint Annuitant) does not meet the age eligibility requirements for this Rider; or
(iv)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is removed from a jointly owned Contract; or
(v)	the Contract is continued under the Beneficiary Continuation Option, if applicable; or
(vi)	amounts under the Contract are applied to an Annuity Benefit; or
(vii)	you make an assignment of this Contract or any rights under this Contract, or
(viii)	termination is required by an Endorsement to your Contract, or
(ix)	the Contract terminates.

In accordance with clause (i) in the above paragraph, items (1) and (2) below apply. In accordance with clause (iv) in the above paragraph, item (3) below applies. Accordingly, this Rider will not terminate if any of the following occurs:

(1)

A Contract owned by a Non-Natural Owner, if the Owner is changed to a different Non-Natural Owner or to the Annuitant (under single Annuitant Contracts) or Joint Annuitants (under Joint Annuitant Contracts), if applicable, this Rider will not terminate and its benefits will continue to be determined by the Annuitant or Joint Annuitants, as applicable, at the time of the ownership change.

(2)

A Contract owned by an individual, if the Owner or Joint Owner, if applicable, is changed to a trust and the beneficial owner(s) remains the former Owner or Joint Owner, if applicable, or his or her family members, this Rider will not terminate and its benefits continue to be determined by the Owner or Joint Owner, as applicable. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step-child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

(3)	For a jointly owned Contract, you divorce and in accordance with your divorce decree, your former spouse is awarded 100% of the AAV under your Contract.

Upon the termination of this Rider, its charge will end.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González, Chief Legal Officer and Secretary]

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